Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169370) and on Form S-1 (Nos. 333-172917 and 333-176615) of our report dated March 11, 2011, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is February 6, 2013 relating to the Predecessor Company's financial statements and our report dated March 14, 2012, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is February 6, 2013 related to the Successor Company's financial statements, which appear in U.S. Concrete, Inc. 's Current Report on Form 8-K dated February 6, 2013.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 6, 2013